EXHIBIT 99.1

GrafTech Reports Fourth Quarter and Full Year 2023 Results
Fourth Quarter Results and 2024 Outlook Reflect Persistent Softness in the Commercial Environment
GrafTech Announces Cost Rationalization and Footprint Optimization Plan

BROOKLYN HEIGHTS, Ohio - February 14, 2024 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech" or the "Company") today announced financial results for the quarter and year ended December 31, 2023.
Fourth Quarter 2023 Highlights
•Net loss of $217 million, or $0.85 per share(1)
•Includes a goodwill impairment charge of $171 million and a lower of cost or market ("LCM") inventory valuation adjustment of $12 million
•Adjusted EBITDA(2) of negative $22 million, including the LCM inventory valuation adjustment
•Sales volume of 24 thousand metric tons ("MT")
•Production volume of 24 thousand MT
•Net cash provided by operating activities of $9 million
•Adjusted free cash flow(2) of $4 million
Full Year 2023 Highlights
•Net loss of $255 million, or $0.99 per share(1)
•Adjusted EBITDA(2) of $20 million
•Sales volume of 92 thousand MT
•Production volume of 88 thousand MT
•Net cash provided by operating activities of $77 million
•Adjusted free cash flow(2) of $50 million

EXHIBIT 99.1
CEO Comments
"2023 was a challenging year for our business, marked by soft industry demand, the residual impact of the temporary suspension of our operations in Mexico that occurred in late 2022, and significantly higher costs," said Timothy Flanagan, Interim Chief Executive Officer and President. “Against this backdrop, results fell short of our expectations. Yet we continue to be encouraged by the resiliency of our team and remain proud of their efforts to manage what is within our control. Specifically, our initiatives to manage working capital led to a more than $100 million reduction in inventory levels in 2023, resulting in positive free cash flow for the year. Further, our disciplined efforts to reduce costs drove a nearly 10% decline in our period costs for 2023. While doing so, we continued to make targeted investments to improve our commercial capabilities and product offerings."
"As we enter 2024, we are experiencing ongoing softness in the commercial environment, with graphite electrode demand weak and pricing continuing to be pressured," said Mr. Flanagan. "In response, we are adding to the steps taken in 2023 by taking a number of further actions to reduce costs and optimize our manufacturing footprint. These include indefinitely suspending the majority of our production processes at our St. Marys facility, reducing the Company's overhead expenses and reducing graphite electrode production at our remaining facilities as needed in response to weak market conditions. As we execute these initiatives, we remain confident in our ability to meet our customers' needs while preserving the ability to capitalize on long-term growth opportunities."

EXHIBIT 99.1
Cost Rationalization and Footprint Optimization Plan
In response to persistent softness in the commercial environment, the Company today announced a set of initiatives designed to reduce our cost structure and optimize our manufacturing footprint while, at the same time, preserving our ability to deliver excellent customer service and to capitalize on long-term growth opportunities for our Company. Key elements include the following:
•Indefinitely suspending production activities at our St. Marys, Pennsylvania facility, with the exception of graphite electrode and pin machining, as well as indefinitely idling certain assets within our remaining graphite electrode manufacturing footprint.
•Reducing the Company's overhead structure and expenses.
•Operating our remaining graphite electrode production facilities at reduced levels, as needed, to align production with our view on market demand.
These initiatives, most notably the indefinite suspension of production at St. Marys and the reduction in Company overhead, are expected to result in annualized cost savings of approximately $25 million once fully implemented, excluding the impact of one-time costs. Of the anticipated cost savings, approximately $15 million are expected to be realized in cost of goods sold with the remainder in selling and administrative expenses. One-time costs are expected to be approximately $5 million, of which the majority are cash-related.
As of December 31, 2023, our stated graphite electrode production capacity was approximately 202 thousand MT(3)(4). As a result of indefinitely idling certain assets, beginning in 2024, our stated production capacity will be approximately 178 thousand MT(3)(4), a reduction of 12%.
Further, during 2024, we will continue to operate these facilities at reduced levels, as needed, to align production with our view on electrode demand. In addition to being a key component of the incremental actions we are taking in response to weak market conditions, this will also support our efforts to further reduce our inventory levels and manage capital expenditures in 2024. Specific to capital expenditures, for 2024 we anticipate spending to be in the range of $35 million to $40 million. This compares to capital expenditures of $54 million for the year ended December 31, 2023.

EXHIBIT 99.1
Fourth Quarter and Full Year 2023 Financial Performance

(dollars in thousands, except per share amounts)				Year Ended December 31,

	Q4 2023	Q3 2023	Q4 2022	2023	2022
Net sales	$137,145	$158,992	$247,519	$620,500	$1,281,250
Net (loss) income	$(217,409)	$(22,621)	$50,331	$(255,250)	$382,962
(Loss) earnings per share(1)	$(0.85)	$(0.09)	$0.20	$(0.99)	$1.48
Net cash provided by operating activities	$9,292	$51,495	$50,023	$76,561	$324,628

Adjusted net (loss) income(2)	$(68,569)	$(20,866)	$44,761	$(100,752)	$379,666
Adjusted (loss) earnings per share(1)(2)	$(0.27)	$(0.08)	$0.17	$(0.39)	$1.47
Adjusted EBITDA(2)	$(21,572)	$919	$80,101	$20,484	$536,464
Adjusted free cash flow(2)	$3,539	$42,997	$25,800	$49,974	$259,329

Net sales for the fourth quarter of 2023 were $137 million, a decrease of 45% compared to $248 million in the fourth quarter of 2022. The decline reflected a shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to volume derived from short-term agreements and spot sales ("non-LTA"), industry-wide softness in demand for graphite electrodes and a decrease in the weighted-average realized price for both non-LTA and LTA volume.
Net loss for the fourth quarter of 2023 was $217 million, or $0.85 per share. This compares to net income of $50 million, or $0.20 per share, in the fourth quarter of 2022. Results for the fourth quarter of 2023 included a goodwill impairment charge of $171 million and a LCM inventory valuation adjustment of $12 million.
Adjusted EBITDA(2) was a negative $22 million in the fourth quarter of 2023, compared to adjusted EBITDA of $80 million in the fourth quarter of 2022. The decline reflected a shift in the mix of our business from LTA volume to non-LTA volume, lower weighted-average realized prices, the impact of the LCM inventory valuation adjustment recorded in the fourth quarter of 2023, lower sales volume and higher costs on a per MT basis.
In the fourth quarter of 2023, net cash provided by operating activities was $9 million and adjusted free cash flow(2) was $4 million. The cash flow performance reflected our ongoing focus on managing working capital levels, including a reduction in inventories during the fourth quarter of 2023.
For the year ended December 31, 2023, net sales decreased 52% compared to the prior year, primarily reflecting lower sales volume driven by the residual impact of the temporary suspension of our operations in Monterrey, Mexico in late 2022 and industry-wide softness in graphite electrode demand. A shift in the mix of our business from LTA volume to non-LTA volume and lower weighted-average realized prices also contributed to the decline in net sales.
Net loss for 2023 was $255 million, or $0.99 per share. This compares to net income of $383 million, or $1.48 per share, in the prior year. Results for 2023 included a goodwill impairment charge of $171 million and a LCM

EXHIBIT 99.1
inventory valuation adjustment of $12 million. Adjusted EBITDA(2) for 2023 was $20 million, compared to adjusted EBITDA of $536 million in the prior year, with the decline primarily reflecting lower sales volume, higher costs on a per MT basis, the shift in the mix of our business from LTA volume to non-LTA volume, lower weighted-average realized prices and the impact of the LCM inventory valuation adjustment recorded in 2023.
Net cash provided by operating activities for 2023 was $77 million and adjusted free cash flow(2) was $50 million. The cash flow performance reflected our ongoing focus on managing working capital levels, including a significant reduction in inventories during 2023.
Operational and Commercial Update

Key Operating Metrics				Year Ended December 31,

(in thousands, except percentages)	Q4 2023	Q3 2023	Q4 2022	2023	2022
Sales volume (MT)	24.1	24.2	27.8	91.6	149.1
Production volume (MT)(5)	24.4	22.7	29.4	88.1	157.1
Total production capacity (MT)(3)(6)	59.0	55.0	59.0	230.0	230.0
Total capacity utilization(6)(7)	41%	41%	50%	38%	68%
Production capacity excluding St. Marys (MT)(3)(4)	52.0	48.0	52.0	202.0	202.0
Capacity utilization excluding St. Marys(4)(7)	47%	47%	57%	44%	78%

Sales volume for the fourth quarter of 2023 was 24.1 thousand MT, a decrease of 13% compared to the fourth quarter of 2022, consisting of 4.8 thousand MT of LTA volume and 19.3 thousand MT of non-LTA volume.
For the fourth quarter of 2023, the weighted-average realized price for our LTA volume was approximately $8,500 per MT. For our non-LTA volume, the weighted-average realized price for graphite electrodes delivered and recognized in revenue in the fourth quarter of 2023 was approximately $4,800 per MT, a decrease of more than 20% compared to the fourth quarter of 2022, with the decline reflecting the soft commercial environment.
Production volume for the fourth quarter of 2023 was 24.4 thousand MT, a decrease of 17% compared to the fourth quarter of 2022, as we proactively reduced our production volume to align with our evolving demand outlook and to manage our working capital levels.
For the year ended December 31, 2023, sales volume decreased 39% and production volume decreased 44% compared to the prior year.
The table of estimated shipments of graphite electrodes under existing LTAs is as follows, reflecting our current expectations for the full year 2024:

2024
Estimated LTA volume (in thousands of MT)	13 - 16
Estimated LTA revenue (in millions)	$100 - $135(8)

EXHIBIT 99.1
Capital Structure and Liquidity
As of December 31, 2023, we had liquidity of $289 million, consisting of $112 million of availability under our revolving credit facility and cash and cash equivalents of $177 million. As of December 31, 2023, we had gross debt(9) of $950 million and net debt(10) of approximately $773 million. We continue to have adequate liquidity in 2024 to navigate the persistent softness in the commercial environment.
Outlook
As we enter 2024, we expect demand for graphite electrodes in the near term will remain weak, reflecting persistent softness in the commercial environment as steel industry production remains constrained by global economic uncertainty. However, we anticipate a modest year-over-year improvement in our sales volume for 2024, most notably in the first quarter of 2024, as the first quarter of 2023 was significantly impacted by the temporary suspension of our Monterrey, Mexico facility.
Reflecting industry-wide softness in graphite electrode demand, challenging pricing dynamics have persisted in most regions. As a result, we are being selective in the commercial opportunities we choose to pursue. In addition, we are taking the previously described actions to further reduce our cost structure and optimize our manufacturing footprint. These actions, combined with the benefit of reduced market pricing for certain raw materials and energy, as well as the anticipated improvement in our sales and production volume levels, are expected to result in a significant year-over-year decline in our cash cost of goods sold per MT.
Longer term, we remain confident that the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite for use in lithium-ion batteries for the growing electric vehicle market. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings conference call being held on February 14, 2024 at 10:00 a.m. (EST). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The conference call dial-in number is +1 (888) 886-7786 toll-free in North America or +1 (416) 764-8658 for overseas calls, conference ID: 86313582. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________
(1)    (Loss) earnings per share represents diluted (loss) earnings per share. Adjusted (loss) earnings per share represents diluted adjusted (loss) earnings per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(4)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.
(5)    Production volume reflects graphite electrodes we produced during the period.
(6)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania. During the periods presented in this table, our St. Marys, Pennsylvania facility graphitized and machined a limited number of electrodes and pins sourced from our Monterrey, Mexico facility. The remaining production processes at St. Marys were restarted beginning in the second quarter of 2023. In the first quarter of 2024, in response to persistent softness in the commercial environment, we announced an indefinite suspension of production activities at St. Marys, with the exception of graphite electrode and pin machining.
(7)    Capacity utilization reflects production volume as a percentage of production capacity.
(8)    Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs.
(9)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(10)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (December 31, 2023 gross debt of $950 million less December 31, 2023 cash and cash equivalents of $177 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward‑Looking Statements

This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation, and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may continue to decline in the future, and may lead to periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third

EXHIBIT 99.1
parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; recent increases in benchmark interest rates and the fact that any future borrowings may subject us to interest rate risk; the possibility that disruptions in or our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; and the possibility that the cash dividends on our common stock, which are currently suspended, will remain suspended and we may not pay cash dividends on our common stock in the future.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.

We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") plan expenses or benefits, adjustments for public offerings and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, non-cash fixed asset write-offs, related party payable - Tax Receivable Agreement adjustments and goodwill impairment charges. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses or benefits relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect public offerings and related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;

EXHIBIT 99.1
•adjusted EBITDA does not reflect the non‑cash write‑off of fixed assets;
•adjusted EBITDA does not reflect related party payable - Tax Receivable Agreement adjustments;
•adjusted EBITDA does not reflect goodwill impairment charges; and
•other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We define adjusted net (loss) income, a non‑GAAP financial measure, as net (loss) income, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted (loss) earnings per share, a non‑GAAP financial measure, as adjusted net (loss) income divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net (loss) income and adjusted (loss) earnings per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.

We define free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts and payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the audit committee, and investors evaluate the Company's ability to generate liquidity from operating activities. For the purpose of this release, a Change in Control occurred when Brookfield Corporation and its affiliates (together, "Brookfield") ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the "Change in Control").

We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.

We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization and less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.

In evaluating EBITDA, adjusted EBITDA, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of EBITDA, adjusted EBITDA, adjusted net

EXHIBIT 99.1
(loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net (loss) income, (loss) earnings per share and cash flow from operating activities, respectively, and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$176,878	$134,641
Accounts and notes receivable, net of allowance for doubtful accounts of $7,708 as of December 31, 2023 and $8,019 as of December 31, 2022	101,387	145,574
Inventories	330,146	447,741
Prepaid expenses and other current assets	66,382	87,272
Total current assets	674,793	815,228
Property, plant and equipment	920,444	869,168
Less: accumulated depreciation	398,330	350,022
Net property, plant and equipment	522,114	519,146
Deferred income taxes	31,542	11,960
Goodwill	—	171,117
Other assets	60,440	86,727
Total assets	$1,288,889	$1,604,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,268	$103,156
Long-term debt, current maturities	134	124
Accrued income and other taxes	10,022	40,592
Other accrued liabilities	91,702	89,349
Related party payable - Tax Receivable Agreement	5,417	4,631
Total current liabilities	190,543	237,852
Long-term debt	925,511	921,803
Other long-term obligations	55,645	50,822
Deferred income taxes	33,206	45,065
Related party payable - Tax Receivable Agreement long-term	5,737	10,921
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 256,831,870 shares issued and outstanding as of December 31, 2023 and 256,597,342 as of December 31, 2022	2,568	2,566
Additional paid-in capital	749,527	745,164
Accumulated other comprehensive loss	(11,458)	(8,070)
Accumulated deficit	(662,390)	(401,945)
Total stockholders’ equity	78,247	337,715
Total liabilities and stockholders’ equity	$1,288,889	$1,604,178

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$137,145	$247,519	$620,500	$1,281,250
Cost of goods sold	144,393	163,492	571,857	726,373
Lower of cost or market inventory valuation adjustment	12,431	—	12,431	—
Gross (loss) profit	(19,679)	84,027	36,212	554,877
Research and development	1,837	1,024	5,520	3,641
Selling and administrative expenses	15,079	19,115	74,012	76,977
Goodwill impairment charges	171,117	—	171,117	—
Operating (loss) income	(207,712)	63,888	(214,437)	474,259

Other expense (income), net	3,418	(8,789)	4,679	(10,147)
Interest expense	15,655	11,533	58,087	36,568
Interest income	(1,681)	(2,283)	(3,439)	(4,480)
(Loss) income before (benefit) provision for income taxes	(225,104)	63,427	(273,764)	452,318
(Benefit) provision for income taxes	(7,695)	13,096	(18,514)	69,356
Net (loss) income	$(217,409)	$50,331	$(255,250)	$382,962

Basic (loss) income per common share:
Net (loss) income per share	$(0.85)	$0.20	$(0.99)	$1.48
Weighted average common shares outstanding	257,205,583	256,900,707	257,042,843	258,781,843
Diluted (loss) income per common share:
Net (loss) income per share	$(0.85)	$0.20	$(0.99)	$1.48
Weighted average common shares outstanding	257,205,583	256,902,385	257,042,843	258,791,228

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash flow from operating activities:
Net (loss) income	$(217,409)	$50,331	$(255,250)	$382,962
Adjustments to reconcile net (loss) income to cash provided by operations:
Depreciation and amortization	13,836	13,788	56,889	55,496
Deferred income tax (benefit) provision	(17,826)	5,806	(28,123)	17,022
Non-cash stock-based compensation expense	624	645	4,433	2,311
Non-cash interest (benefit) expense	(1,463)	675	8,786	(2,428)
Goodwill impairment charges	171,117	—	171,117	—
Lower of cost or market inventory valuation adjustment	12,431	—	12,431	—
Other adjustments	8,355	(8,253)	5,077	(8,023)
Net change in working capital*	42,729	2,047	107,562	(99,575)
Change in related-party Tax Receivable Agreement	233	—	(4,398)	(3,828)
Change in long-term assets and liabilities	(3,335)	(15,016)	(1,963)	(19,309)
Net cash provided by operating activities	9,292	50,023	76,561	324,628
Cash flow from investing activities:
Capital expenditures	(5,753)	(26,884)	(54,040)	(72,165)
Proceeds from the sale of assets	—	34	220	195
Net cash used in investing activities	(5,753)	(26,850)	(53,820)	(71,970)
Cash flow from financing activities:
Interest rate swap settlements	—	2,661	27,453	6,423
Debt issuance and modification costs	(19)	—	(8,152)	(2,232)
Proceeds from the issuance of long-term debt, net of original issuance discount	—	—	438,552	—
Principal payments on long-term debt	(133)	(124)	(433,841)	(110,124)
Repurchase of common stock	—	—	—	(60,000)
Payments for taxes related to net share settlement of equity awards	—	—	(129)	(230)
Proceeds from exercise of stock options	—	—	—	225
Dividends paid to non-related party	—	(1,927)	(3,854)	(7,770)
Dividends paid to related party	—	(640)	(1,280)	(2,559)
Principal payments under finance lease obligations	(16)	—	(36)	—
Net cash (used in) provided by financing activities	(168)	(30)	18,713	(176,267)
Net change in cash and cash equivalents	3,371	23,143	41,454	76,391
Effect of exchange rate changes on cash and cash equivalents	700	2,104	783	736
Cash and cash equivalents at beginning of period	172,807	109,394	134,641	57,514
Cash and cash equivalents at end of period	$176,878	$134,641	$176,878	$134,641

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$(2,327)	$38,278	$45,680	$60,507
Inventories	38,538	(7,078)	107,796	(153,579)
Prepaid expenses and other current assets	(1,622)	(1,097)	3,352	593
Income taxes payable	4,158	5,197	(27,198)	(15,029)
Accounts payable and accruals	19,515	(27,625)	(23,876)	7,748
Interest payable	(15,533)	(5,628)	1,808	185
Net change in working capital	$42,729	$2,047	$107,562	$(99,575)

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
				Year Ended December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022

Net (loss) income	$(217,409)	$(22,621)	$50,331	$(255,250)	$382,962

Diluted (loss) income per common share:
Net (loss) income per share	$(0.85)	$(0.09)	$0.20	$(0.99)	$1.48
Weighted average shares outstanding	257,205,583	257,090,113	256,902,385	257,042,843	258,791,228

Adjustments, pre-tax:
Pension and OPEB plan expenses (benefits)(1)	3,578	914	(8,993)	6,309	(7,355)
Public offerings and related expenses(2)	—	—	—	—	100
Non-cash losses (gains) on foreign currency remeasurement(3)	170	(287)	819	603	521
Stock-based compensation expense(4)	624	1,628	645	4,433	2,311
Non-cash fixed asset write-off(5)	—	—	1,068	—	1,068
Related party payable - Tax Receivable Agreement adjustment(6)	233	—	97	249	(83)
Goodwill impairment charges(7)	171,117	—	—	171,117	—
Total non-GAAP adjustments pre-tax	175,722	2,255	(6,364)	182,711	(3,438)
Income tax impact on non-GAAP adjustments(8)	26,882	500	(794)	28,213	(142)
Adjusted net (loss) income	$(68,569)	$(20,866)	$44,761	$(100,752)	$379,666

Reconciliation of (Loss) Earnings Per Share to Adjusted (Loss) Earnings Per Share
				Year Ended December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022

(Loss) Earnings per share	$(0.85)	$(0.09)	$0.20	$(0.99)	$1.48
Adjustments per share:
Pension and OPEB plan expenses (benefits)(1)	0.01	—	(0.04)	0.02	(0.03)
Public offerings and related expenses(2)	—	—	—	—	—
Non-cash losses (gains) on foreign currency remeasurement(3)	—	—	—	—	—
Stock-based compensation expense(4)	—	0.01	—	0.02	0.01
Non-cash fixed asset write-off(5)	—	—	0.01	—	0.01
Related party payable - Tax Receivable Agreement adjustment(6)	—	—	—	—	—
Goodwill impairment charges(7)	0.67	—	—	0.67	—
Total non-GAAP adjustments pre-tax per share	0.68	0.01	(0.03)	0.71	(0.01)
Income tax impact on non-GAAP adjustments per share(8)	0.10	—	—	0.11	—
Adjusted (loss) earnings per share	$(0.27)	$(0.08)	$0.17	$(0.39)	$1.47

EXHIBIT 99.1

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
				Year Ended December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022

Net (loss) income	$(217,409)	$(22,621)	$50,331	$(255,250)	$382,962
Add:
Depreciation and amortization	13,836	16,954	13,788	56,889	55,496
Interest expense	15,655	15,719	11,533	58,087	36,568
Interest income	(1,681)	(1,144)	(2,283)	(3,439)	(4,480)
Income taxes	(7,695)	(10,244)	13,096	(18,514)	69,356
EBITDA	(197,294)	(1,336)	86,465	(162,227)	539,902
Adjustments:
Pension and OPEB plan expenses (benefits)(1)	3,578	914	(8,993)	6,309	(7,355)
Public offerings and related expenses(2)	—	—	—	—	100
Non-cash losses (gains) on foreign currency remeasurement(3)	170	(287)	819	603	521
Stock-based compensation expense(4)	624	1,628	645	4,433	2,311
Non-cash fixed asset write-off(5)	—	—	1,068	—	1,068
Related party payable - Tax Receivable Agreement adjustment(6)	233	—	97	249	(83)
Goodwill impairment charges(7)	171,117	—	—	171,117	—
Adjusted EBITDA	$(21,572)	$919	$80,101	$20,484	$536,464

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Year Ended December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022

Net cash provided by operating activities	$9,292	$51,495	$50,023	$76,561	$324,628
Capital expenditures	(5,753)	(8,498)	(26,884)	(54,040)	(72,165)
Free cash flow	3,539	42,997	23,139	22,521	252,463

Interest rate swap settlements(9)(10)	—	—	2,661	27,453	6,423
Change in Control payment(11)	—	—	—	—	443
Adjusted free cash flow	$3,539	$42,997	$25,800	$49,974	$259,329

EXHIBIT 99.1

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Year Ended December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022

Cost of goods sold	$144,393	$157,603	$163,492	$571,857	$726,373
Less:
Depreciation and amortization(12)	12,163	15,291	12,078	50,124	48,680
Cost of goods sold - by-products and other(13)	780	430	7,716	14,500	41,611
Cash cost of goods sold	131,450	141,882	143,698	507,233	636,082
Sales volume (in thousands of MT)	24.1	24.2	27.8	91.6	149.1
Cash cost of goods sold per MT	$5,454	$5,863	$5,169	$5,537	$4,266

(1)Net periodic benefit cost (credit) for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash fixed asset write-off recorded for obsolete assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)Non-cash goodwill impairment charges.
(8)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.
(9)Receipt of cash related to the monthly settlement of our outstanding interest rate swap contracts.
(10) The year ended December 31, 2023 includes cash received from the termination of our interest rate swap contracts.
(11)    In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder,         Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the fourth quarter of 2023 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.
(12)    Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(13)    Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Michael Dillon
216-676-2000
investor.relations@graftech.com